EXHIBIT 12





                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods indicated.


                                                                            Years Ended December 31,
                                                       ------------------------------------------------------------------

                                                        2004(a)       2003(a)        2002(a)        2001          2000(a)
                                                        -------       -------        -------        ----          -------
                                                                             (Dollars in thousands)
Earnings before fixed charges:

     Income before income taxes and
         equity in losses of affiliates ..........     $142,359      $ 70,058       $ 93,168      $ 76,127       $ 58,998

     Interest and other debt expense .............       57,222        98,034         74,772        81,192         98,104

     Interest portion of rental expense ..........          893           932            747         1,146          1,330
                                                       --------      --------       --------      --------       --------
     Earnings before fixed charges ...............     $200,474      $169,024       $168,687      $158,465       $158,432
                                                       ========      ========       ========      ========       ========


Fixed charges:

     Interest and other debt expense .............     $ 57,222      $ 98,034       $ 74,772      $ 81,192       $ 98,104

     Interest portion of rental expense ..........          893           932            747         1,146          1,330

     Capitalized interest ........................          679           993          1,358         1,571          2,367
                                                       --------      --------       --------      --------       --------
     Total fixed  charges ........................     $ 58,794      $ 99,959       $ 76,877      $ 83,909       $101,801
                                                       ========      ========       ========      ========       ========


Ratio of earnings to fixed charges................         3.41          1.69           2.19          1.89           1.56


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(a) Effective January 1, 2003, we adopted Statement of Financial Accounting Standards, or SFAS, No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other provisions, SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," such that gains or losses from the extinguishment of our debt will no longer be classified as extraordinary items. Upon adoption in 2003, the extraordinary items for losses on early extinguishment of debt of $1.0 million and $6.9 million before income taxes recorded for 2002 and 2000, respectively, were reclassified to loss on early extinguishment of debt included in interest and other debt expense in our Consolidated Statements of Income. In addition, interest and other debt expense in 2004 and 2003 includes a loss on early extinguishment of debt of $1.6 million and $19.2 million, respectively.